Exhibit 99.1

EDGEWATER ACQUIRES FULLSCOPE, INC.,

Microsoft Dynamics Partner of the Year

Wakefield, MA, January 4, 2010 – Edgewater Technology, Inc. (NASDAQ: EDGW, “Edgewater” or the “Company”), a technology management consulting firm specializing in providing specialty IT services, today announced that it has acquired Alabama-based Fullscope, Inc. (“Fullscope”), an award-winning Microsoft Dynamics consulting firm. The acquisition was completed after the close of business on December 31, 2009. Fullscope’s operating results will be combined with those of Edgewater’s beginning on January 1, 2010 and the transaction is expected to be accretive to earnings per share in 2010.

Known for providing discrete and process manufacturing Enterprise Resource Planning-related (“ERP”) consulting services in the upper mid-market, Fullscope has garnered several prestigious awards in the Microsoft Dynamics space:

•	2009 Microsoft Dynamics Manufacturing Partner of the Year

•	2009 Microsoft Dynamics Reseller of the Year Award for the United States

•	2008 Microsoft Partner of the Year for Microsoft Dynamics AX

•	2007 Microsoft Partner of the Year for Microsoft Dynamics AX

“Russell Smith, John Scandar and the entire Fullscope team are a great addition to the Edgewater family,” commented Shirley Singleton, Edgewater’s Chairman, President and Chief Executive Officer. “Fullscope extends the reach of our strategic data and analytics offerings into the upper middle market. We see tremendous opportunity in this market segment from a combination of updating and upgrading existing ERP platforms, many of which have been untouched since the 1999-2000 timeframe, and implementing the same Enterprise Performance Management (“EPM”) capabilities we have been providing to the Global 2000.”

Fullscope provides technology consulting services and software as a National Systems Integrator with Microsoft throughout the United States and Canada. Its solutions are targeted at improving operational efficiencies, increasing the speed and flexibility of manufacturing operations and providing real-time insight into production processes. Fullscope has delivered its services to organizations across various vertical markets including Manufacturing, Consumer Packaged Goods and Life Sciences.

“We are excited about the opportunity to combine our resources and expertise with those of Edgewater,” stated Russell Smith, Fullscope’s President and Chief Executive Officer. “Our Microsoft Dynamics AX platform and service offerings balance well within the other product-based software stacks currently being serviced by Edgewater. We look forward to capitalizing on our combined strengths to offer tremendous insight and value to customers.”

On June 25, 2009, Fullscope sold to Microsoft Corporation (“Microsoft”) two software product add-on modules to Microsoft Dynamics AX 2009 (the “Process Development Business Unit”). That transaction includes provisions for payments to be made by Microsoft to Fullscope through June 25, 2011 and for several support-related statements of work to be performed by Fullscope and funded by Microsoft through various dates ending in August 2011 (collectively referred to as the “Process Development Business Unit Payments”).

Excluding the Process Development Business Unit, Fullscope generated approximately $12.6 million in annualized service revenue and $9.1 million of software resale revenue in the most recent twelve-month period.

Under the terms of the merger agreement, Fullscope shareholders will receive total upfront cash consideration of $12.5 million, subject to net working capital adjustments to be calculated post-closing. In addition, the transaction includes an earnout agreement under which positive net income, if any, generated by Fullscope from the Process Development Business Unit Payments will be passed through and paid to the former Fullscope stockholders. It is anticipated that the Process Development Business Unit Payments will be in the range of $2.0 million to $2.5 million.

DecisionPoint International, a boutique technology investment bank, served as an advisor to Edgewater on this transaction.

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

Safe Harbor for Forward-Looking and Cautionary Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to Fullscope’s anticipated future revenue and profitability. These forward-looking statements represent the company’s present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and business conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

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